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Exhibit 5.1

[Letterhead of Jones Day]

January 8, 2008

OGE Enogex Partners L.P.
600 Central Park Two, 515 Central Park Drive
Oklahoma City, Oklahoma 73105

  Re:
  8,625,000 Common Units of OGE Enogex Partners L.P.
  Offered Through Underwriters

Ladies and Gentlemen:

        We are acting as counsel to OGE Enogex Partners L.P., a Delaware limited partnership (the "Partnership"), and OGE Enogex GP LLC, the general partner of the Partnership (the "General Partner"), in connection with the issuance and sale of up to 8,625,000 common units representing limited partner interests in the Partnership (the "Common Units") pursuant to the Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into by and between the Partnership and UBS Securities LLC and Lehman Brothers Inc., as representatives of the several Underwriters (the "Underwriters").

        In rendering this opinion, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Common Units have been authorized by all necessary action of the Partnership and, when issued and delivered to the Underwriters pursuant to the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

        In rendering the foregoing opinion, we have assumed that the resolutions authorizing the Partnership to issue, offer and sell the Common Units, as adopted by the General Partner, will be in full force and effect at all times at which any Common Units are issued, offered or sold by the Partnership.

        Our examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly our opinion herein is limited to, the Delaware Revised Uniform Limited Partnership Act, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect. We express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1, as amended (File No. 333-144089) (the "Registration Statement") filed by the Company to effect the registration of the Common Units under the Securities Act of 1933 (the "Securities Act"), and to the reference to Jones Day under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ JONES DAY

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  Exhibit 5.1